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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
RealNetworks, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-3 of RealNetworks, Inc. of our reports dated January 21, 2000 relating to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which reports appear in the 1999 Annual Report on Form 10-K of RealNetworks, Inc., or are incorporated by reference therein from the 1999 annual report to shareholders of RealNetworks, Inc.

We also consent to the incorporation by reference in the Registration Statement on Form S-3 of RealNetworks, Inc. of our report dated January 25, 2000 related to the consolidated balance sheets of RealNetworks, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in a Form 8-K of RealNetworks, Inc. filed with the Securities and Exchange Commission on February 8, 2000. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG LLP


Seattle, Washington
April 25, 2000